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Exhibit 99: Peoples Financial Corporation Press Release Dated February 28, 2003


For more information, contact:                    FOR IMMEDIATE RELEASE
M.O. Lawrence, III
Investor Relations
228-435-435-8208
mlawrence@thepeoples.com

                       PEOPLES FINANCIAL CORPORATION ADDS

                             TO LOAN LOSS PROVISION


BILOXI, MS (February 28, 2003)-- Peoples Financial Corporation (NASDAQ Small
Cap: PFBX), parent of The Peoples Bank, today added $1.5 million before taxes to its 2002 loan loss reserves, announced Chevis C. Swetman, chairman and chief executive officer.

The loan loss provision impacts previously reported 2002 earnings by $1 million after taxes, said Swetman. Following the addition to the reserves, net income for 2002 totals $3.19 million or $.57 per share.

"This addition to our reserves relates to one specific event involving a single customer," said Swetman. "We currently believe that this addition to reserves covers the bank's exposure, but we will continue to monitor the situation in case subsequent events occur on this case.

"The board and management of the bank determined that the situation warranted immediate, even though painful, action. We remain committed to resolving credit-quality problems rapidly, even at the expense of short-term earnings. In spite of this provision, our institution's capital ratios remain among the best in the country, nearly three times the regulatory requirements," added Swetman.

The specific event affecting the loan occurred in 2002 but did not surface until after accounts were closed and earnings were announced on January 10, 2003. The additional reserve was charged to fourth quarter, 2002 earnings.



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Founded in 1896 with more than $550 million in assets today, The Peoples Bank operates 15 full service branches and 50 ATMs along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. The Peoples Bank is a wholly-owned subsidiary of Peoples Financial Corporation, listed on the NASDAQ Small Cap Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.

(Statements in this news release that are not historical facts should be considered forward-looking statements with respect to Peoples Financial Corporation. Management believes these forward-looking statements are reasonable; however, they are based on current expectations and speak only as of the date of this release. Forward-looking statements are estimates and projections reflecting management's judgment and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Various factors, including but not limited to economic conditions, credit quality, interest rates, loan demand, changes in regulations and changes in the assumptions used in making forward-looking statements, could cause actual results to differ materially from those contemplated by the forward-looking statements. Additional factors that could affect Peoples financial results are listed in the Company's filings with the Securities and Exchange Commission.)